UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2014

KONARED CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-176429	99-0366971
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2829 Ala Kalani Kaumaka St., Suite F-133, Koloa, HI 96756
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  808.212.1553

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

The disclosure under this item is included under item 3.02 and is incorporated by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

On January 27, 2014, we issued 1,818,182 units to two investors in a non-brokered private placement, at a purchase price of $0.55 per unit for gross proceeds of $1,000,000.10. Each unit consisted of one share of our common stock and one non-transferable common share purchase warrant, with each warrant entitling the holder to acquire one additional share of our common stock at a price of $0.65 per share for a period of six years. We issued: (i) 681,818 of these units to one non-US person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended; and (ii) 1,136,364 of these units to one US person, who is an accredited investor (as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended), and in issuing these units to this person we relied on the exemptions from the registration requirements provided for in Rule 506 Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Pursuant to the securities purchase agreements with each investor, we also agreed to file a registration statement related to the transaction with the U.S. Securities and Exchange Commission covering the shares underlying the units (excluding shares issuable upon exercise of the warrants).

Please review the form of securities purchase agreements and warrant certificates, filed as exhibits to this Current Report on Form 8-K, for a complete description of all of the terms and conditions of the private placement.

Item 9.01.  Financial Statements and Exhibits.

10.1	Form of securities purchase agreement (non US purchaser)
10.2	Form of securities agreement (US purchaser)
10.3	Form of warrant certificate (non US Purchaser)
10.4	Form of warrant certificate (US Purchaser)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONARED CORPORATION

“Shaun Roberts”
Shaun Roberts
President, Chief Executive Officer and Director

February 3, 2014